PORTMAN LIMITED	P

A.B.N. 22 007 871 892

QUARTERLY AND ANNUAL EARNINGS FOR THE PERIOD ENDED 31 DECEMBER 2005

PORTMAN LIMITED REPORTS FOURTH-QUARTER EARNINGS

Perth, WA – February 16, 2006 – Portman Limited (ASX: PMM) today reported a fourth-quarter 2005 unaudited net income of $17.5 million or 10.0 cents per share. (All per-share amounts are “diluted.”). This compares with net income of $6.3 million or 3.8 cents per share in the fourth quarter of 2004. Net income before transaction costs was $89.5 million or 48.0 cents per share for the year ending 31 December 2005 versus net income of $32.2 million or 18.5 cents per share in 2004.

Following is a summary:

	(In Millions Except Per Share)
	Fourth Quarter		Year Ending
	2005	2004	2005	2004
Sales Revenue	92.5	43.6	354.5	195.4

Income before transaction costs:
Amount	$17.5	$6.3	$89.5	$32.2
Cents per share	10.0	3.8	51.0	18.5
Expenses related to the transaction after tax:
Amount	—	—	(5.3)	—
Cents per share	—	—	(3.0)	—
Net Income:
Amount	$17.5	$6.3	$84.2	$32.2

Cents per share	10.0	3.8	48.0	18.5

The increase in income before transaction costs of $11.2 million in the fourth quarter and $57.3 million for the year ended 31 December 2005 was principally due to higher sales revenue partially offset by increased operating costs.

•	Sales volume in the fourth quarter and twelve months of 2005 was 1.7 million tonnes and 6.4 million tonnes respectively, which represented a 0.3 million tonne increase for the fourth quarter and a 0.7 million tonne increase for the twelve months versus the like periods in 2004. Two vessels scheduled to load 0.2 million tonnes in late December, were not completed until January, reducing fourth quarter sales.

•	Sales revenues increased $48.9 million in the fourth quarter and $159.1 million for the twelve months, as the full effect of the price increase was realized.

•	Sales margins increased $18.1 million in the third quarter and $84.5 million for the twelve months, primarily due to the 71.5 percent increase in iron ore prices and slightly higher sales volume. Partially offsetting was increased mining costs, primarily for fuel and labour, increased waste removal and higher royalties.

Liquidity

At December 31, 2005, Portman had $74.5 million of cash and cash equivalents versus $17.8 million at 31 December 2004. The $56.7 million increase in liquid assets primarily reflected the favourable earnings. Portman’s previously announced expansion project, increasing production capability at Koolyanobbing from 6.0 to 8.0 million tonnes is being funded from internally generated cash flow. The capital costs are currently estimated to be $80 million versus $75 million previously reported.

Outlook

Richard Mehan, Managing Director stated that as iron ore shippers head into 2006 price negotiations the market remains tight with additional demand expected into the new year.

In regard to the expansion to 8mtpa, significant skills shortages has continued to delay completion of the crushing and screening facilities expansion. Coupled with below plan rail movements during the last quarter 2005, production and sales are expected at a 6 mtpa rate during the first quarter. The current estimate of total year 2006 production is approximately 8.0 million tonnes (.6 million tonnes from Cockatoo Island), and sales are estimated to be approximately 7.9 million tonnes.

Strong upward pressure on the majority of input costs has been a feature throughout the year and shows no apparent sign of abating.

International Accounting Standards

All results provided in this release have prepared in accordance with International Accounting Standards (IAS) which Portman was required to adopt from 1 January 2005. The 2004 results have been restated to be in accordance with IAS for comparative purposes.